EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                     Contact:   Corporate Communications

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John Menzer to Retire as Wal-Mart Vice Chairman

BENTONVILLE, Ark., January 18, 2007 – John Menzer, vice chairman of Wal-Mart Stores, Inc., has announced he will retire from the company on March 1. Menzer spent 12 years with the company during a time marked by extraordinary growth and international expansion. His current responsibilities will be assumed by other leaders in the company.

“John has had a tremendously successful career at Wal-Mart and I have seen first-hand the difference he has made,” said Lee Scott, president and CEO of Wal-Mart Stores, Inc. “He is probably best known for transforming Wal-Mart International into a well-organized, fast-growing and profitable business. But he is also a talented corporate strategist and I personally have found him to be a valued business counselor.”

“I have really enjoyed my career at Wal-Mart and am fortunate to have been part of the team during such exciting times for our company,” Menzer said. “Our associates are just terrific and I learned something new from them every day.”

Menzer, 56, began his Wal-Mart career in 1995 as the company’s chief financial officer and was promoted to president and chief executive officer of Wal-Mart International in 1999. There he had full responsibility for the company’s operations in 15 countries. During that time, he led numerous acquisitions for the company, including Asda in the U. K. and other businesses in Mexico, Brazil, Central America and Japan. He served as board member and Chairman of the Executive Committee for Wal-Mart de Mexico, and was a board member for Seiyu Ltd. (Japan). Under his leadership, international sales grew from $20 billion to $60 billion.

He was promoted to vice chairman in 2005. In this role Menzer led the company’s U. S. real estate strategy to maximize capital efficiency and slow the opening of new stores. He also led the teams that drove the company’s growth in financial services, improved benefits plans for associates and increased the effectiveness of its direct sourcing group.

Menzer was named “Retailer of the Year” on behalf of Wal-Mart International in 2004 by DSN Retailing Today. He also received the 1999 CFO Excellence Award from CFO Magazine. He has been a frequent keynote speaker at industry conferences, and has served on the 21st Century Economic Advisory Committee of the Department of Commerce and the American Health Information Community of the U. S. Department of Health and Human Services. He is also Vice Chairman of the Council on Competitiveness.

Following Menzer’s announcement, the company will move major support functions into the individual businesses to achieve tighter focus, alignment and accountability. Responsibility for the logistics and real estate divisions will be assumed by Eduardo Castro-Wright, president and CEO of Wal-Mart Stores U. S. The company’s information systems division will report directly to CEO Lee Scott and Vice Chairman Mike Duke will now have responsibility for global procurement.

Wal-Mart Stores, Inc. operates Wal-Mart discount stores, supercenters, Neighborhood Markets and Sam’s Club locations in the United States.  The Company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom.  The Company's common stock is listed on the New York Stock Exchange under the symbol WMT.  More information about Wal-Mart can be found by visiting www.walmartstores.com.  Online merchandise sales are available at www.walmart.com and www.samsclub.com.

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